Exhibit 99.1

FLAGSTONE RE REPORTS FIRST QUARTER 2012 RESULTS

LUXEMBOURG, Grand Duchy of Luxembourg, May 3, 2012 - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced first quarter 2012 basic book value per share of $11.62 and diluted book value per share of $11.42, up 4.1% and 5.1%, respectively, for the quarter (percentages inclusive of dividends).  Net income attributable to Flagstone’s common shareholders for the quarter ended March 31, 2012, was $39.2 million, or $0.55 per diluted share, compared to net loss of $161.2 million, or $2.32 loss per diluted share, for the quarter ended March 31, 2011.  Net income from continuing operations for the quarter ended March 31, 2012, was $27.8 million, or $0.38 earnings per diluted share, compared to net loss from continuing operations of $148.2 million, or $2.15 loss per diluted share, for the quarter ended March 31, 2011.

As previously announced on April 2, 2012, and April 3, 2012, the Company entered into definitive agreements to divest its former Island Heritage and Lloyd’s reportable segments, respectively.  The Island Heritage transaction was completed on April 5, 2012, as previously announced. The Lloyd’s transaction is expected to be completed before the end of the second quarter of 2012.  These divestitures are part of a strategic business realignment to address changing business conditions, refocus the Company’s underwriting strategy on its property catastrophe reinsurance business and eliminate operations that absorb capital and produce lower returns.

Except as explicitly described as held for sale or as discontinued operations, and unless otherwise noted, all discussions and amounts presented herein relate only to Flagstone’s continuing operations.  All prior years presented have been reclassified to conform to this new presentation.

Operating highlights of our continuing operations for the three months ended March 31, 2012 and 2011 included the following:

	For the three months ended March 31,
	2012	2011	% Change

	(Expressed in millions of U.S. dollars, except percentages)

Operating income (loss) (1)	$7.6	$(148.7)	105.1%
Gross premiums written	$170.2	$352.7	(51.7)%
Net premiums earned	$113.7	$201.1	(43.4)%
Combined ratio	97.5%	177.6%	(80.1)%
Total return on investments	1.9%	1.0%	0.9%

 (1) Operating income (loss), a non-GAAP financial measure, is defined as income (loss) from continuing operations adjusted for net realized and unrealized gains (losses) - investments, net realized and unrealized gains (losses) - other, net foreign exchange losses (gains), and non-recurring items.  A reconciliation of this measure to income (loss) from continuing operations is presented at the end of this release.

David Brown, Flagstone’s Chief Executive Officer, stated, “In October 2011, Flagstone announced a strategic business decision to divest its ownership in its Lloyd’s and Island Heritage operations. The Company’s goal was to free up capital for its core business, substantially reducing risk while retaining acceptable ROE levels, to continue to lower costs and to return to profitability.  I am pleased to say that we achieved these goals in the first quarter, and have started 2012 with a return to profitability, despite the ongoing challenging environment in the industry.  Flagstone’s improved performance this quarter reflects the benefits of improving rates in its core business, which partially offset the reduction in income as the Company pares back its risk levels. It also begins to demonstrate the benefits of our expense saving initiatives, as well as the avoidance of significant exposure to first quarter 2012 loss events.

“Flagstone continues to make significant progress on its business realignment as it establishes a more nimble, cost-effective and opportunistic business.  The Company remains focused on leveraging the existing strengths in Flagstone’s core businesses in order to deliver enhanced value for its shareholders.”

Flagstone’s written premium for the first quarter, inclusive of reinstatements, was $170.2 million, which represents a decrease of 51.7% over for the same period in 2011, as Flagstone continues to execute on its plan to decrease operating leverage and lower overall risk. This decrease was primarily attributed to non-renewal of business from certain clients, due to risk reduction both in limits sold and a shift upward in attachment levels, as well as a reduction in business that did not meet minimum return hurdles or was not considered appropriate within the re-focused portfolio.

For the first quarter, Flagstone produced a loss ratio of 58.4% and a combined ratio of 97.5%. This resulted in an increase in diluted book value per share of 5.1% during the first quarter.

Results of Operations

As a result of the announced divestitures of Lloyd’s and Island Heritage, the Company revised its reportable segments. The Company regularly reviews its financial results and assesses performance on the basis of its single reportable segment. All amounts in the following tables are expressed in thousands of U.S. dollars, except percentages or unless otherwise stated.

Underwriting results

Below is a summary of the underwriting results and ratios for the three months ended March 31, 2012 and 2011:

	For the three months ended March 31,
	2012	2011	$ Change	% Change

Property catastrophe reinsurance	$106,341	$201,862	$(95,521)	(47.3)%
Property reinsurance	37,885	65,799	(27,914)	(42.4)%
Short tail specialty and casualty reinsurance	26,002	85,014	(59,012)	(69.4)%
Gross premiums written	170,228	352,675	(182,447)	(51.7)%
Premiums ceded	(84,899)	(118,750)	33,851	(28.5)%
Net premiums written	85,329	233,925	(148,596)	(63.5)%
Net premiums earned	113,745	201,053	(87,308)	(43.4)%
Other related income	1,835	272	1,563	574.6%
Loss and loss adjustment expenses	(66,449)	(302,999)	236,550	(78.1)%
Acquisition costs	(22,653)	(38,071)	15,418	(40.5)%
General and administrative expenses	(21,860)	(16,075)	(5,785)	36.0%
Underwriting income (loss)	$4,618	$(155,820)	$160,438	103.0%

Loss ratio	58.4%	150.7%
Acquisition cost ratio	19.9%	18.9%
General and administrative expense ratio	19.2%	8.0%
Combined ratio	97.5%	177.6%

•
The increase in net underwriting results is the result of the lack of significant loss events during the first quarter of 2012 compared to the same period in 2011 (Australian floods, cyclone Yasi, New Zealand earthquake of February 2011, Japan earthquake and tsunami), offset by a significant reduction in gross premiums written and net premiums earned, which is in line with our current underwriting strategy.

•
The decrease in gross written premiums for all lines of business is a result of an overall decrease in our risk appetite and in our shareholder’s equity following the significant worldwide losses we sustained in 2011. During the three months ended March 31, 2012, we recorded $7.4 million of gross reinstatement premiums compared to $12.0 million recorded for the same period in 2011. The decrease in reinstatements premiums was due to lower catastrophe losses in the current period.

•	The decrease in ceded premiums is primarily related to higher reinstatement premiums incurred in 2011 on our ceded reinsurance due to loss activity.

•
The decrease in the loss ratio compared to the same period in 2011 is primarily due to more significant losses from catastrophic events in the prior period, including net incurred losses related to the Australian floods ($30.5 million), cyclone Yasi ($31.0 million), New Zealand earthquake of February 2011 ($76.1 million), the Japan earthquake and tsunami ($99.8 million). Losses are net of retrocession but excluding reinstatement premiums.

•
Each quarter we revisit our loss estimates for previous catastrophe events. During the quarter ended March 31, 2012, based on updated estimates provided by clients and brokers, we recorded net adverse developments of $7.5 million, related to cumulative prior accident years.  In addition, we undertook our scheduled first quarter review of actuarial reserving assumptions. As a result of revised development factors for non-cat business based in part on experience, we recorded $7.0 million of negative reserves development.

•
The increase in general and administrative expenses is primarily the result of staff compensation accrual and performance based compensation having been adjusted downward in the same period in 2011 as a result of the significant underwriting loss.

Income from Discontinued Operations

Income from discontinued operations includes the financial results of our former reportable segments, Lloyd’s and Island Heritage. Included in income from discontinued operations for the three months ended March 31, 2012 is underwriting income of $11.6 million, compared to underwriting losses of $16.1 million for the same period in 2011. The $27.7 million increase in underwriting income is primarily attributable to more significant catastrophic events during 2011compared to 2012.

In addition, as of March 31, 2012, we had liabilities associated with discontinued operations of $441.4 million.  Although we account for the business comprising our former Lloyd’s and Island Heritage reportable segments as discontinued operations, we owned the Island heritage business until completing its sale on April 5, 2012, and we will continue to own the Lloyd’s business and be subject to the risks associated with that business until the Lloyd’s divestiture is complete.

Investment results

The total return on our investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three months ended March 31, 2012 and 2011, the total return on invested assets was 1.9% and 1.0%, respectively.

Net investment income

Net investment income for the three months ended March 31, 2012 was $5.1 million, compared to $9.2 million for the same period in 2011. The decrease of $4.1 million was primarily due to lower investment assets and to lower interest rates during the period.

Net realized and unrealized gains and losses – investments

Net realized and unrealized gains on the Company’s portfolio amounted to $18.1 million for the three months ended March 31, 2012, compared to $10.8 million for the same period in 2011.

These amounts comprise net realized and unrealized gains and losses on our fixed maturities, equities, other investments and investment portfolio derivatives which includes, global equities, global bonds, commodity futures, "to be announced" mortgage-backed securities, and total return swaps.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its currency exposure with derivative instruments such as currency swaps and foreign currency forward contracts. Net realized and unrealized gains - other amounted to $6.4 million for the three months ended March 31, 2012, compared to losses of $0.7 million for the same period in 2011.  The increase of $7.1 million is primarily due to currency fluctuations which are partially offset by losses recorded through balance sheet currency revaluations and are attributable to operational hedges on reinsurance balances.

The components of the $6.4 million gains for the three months ended March 31, 2012 are as follows:

For the three months ended
March 31, 2012

Currency swaps	$428
Foreign currency forward contracts	5,955
Net realized and unrealized gains - other	$6,383

Interest expense

Interest expense was $3.0 million for the three months ended March 31, 2012, compared to $2.9 million for the same period in 2011. Interest expense consists of interest due on outstanding debt securities and the amortization of debt offering expenses.

Flagstone shareholders’ equity

During the first quarter of 2012, the Company made no repurchases pursuant to its buyback program. As of March 31, 2012, authority to make up to $11.2 million of repurchases remained available under the buyback program.

At March 31, 2012, Flagstone’s shareholders' equity was $0.8 billion and diluted book value per common share was $11.42.

Additional information

The Company will host a conference call on Friday, May 4, 2012, at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available on the Financial & Investor section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance company that employs a focused and technical approach to the property, property catastrophe, and short-tail specialty and casualty reinsurance businesses. The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”.  Additional financial information and other items of interest are available on the Company’s website located at www.flagstonere.com.

Please refer to the unaudited March 31, 2012, Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

CONTACT:

Flagstone Reinsurance Holdings, S.A.
Brenton Slade +352 2 735 1515
bslade@flagstonere.com

Unaudited Consolidated Condensed Balance Sheets
As at March 31, 2012 and December 31, 2011
(Expressed in thousands of U.S. dollars, except share data)

	As at March 31,	As at December 31,
	2012	2011
ASSETS
Investments:
Fixed maturity investments, at fair value (Amortized cost: 2012 - $1,113,457; 2011 - $1,135,755)	$1,132,101	$1,138,435
Short term investments, at fair value (Amortized cost: 2012 - $7,475; 2011 - $10,620)	7,473	10,616
Other investments	131,590	125,534
Total investments	1,271,164	1,274,585
Cash and cash equivalents	217,050	249,424
Restricted cash	22,144	17,538
Premium balances receivable	254,948	236,375
Unearned premiums ceded	82,904	30,550
Reinsurance recoverable	251,207	271,183
Accrued interest receivable	9,914	12,950
Receivable for investments sold	4,060	18
Deferred acquisition costs	39,735	38,155
Funds withheld	20,680	25,116
Other assets	120,569	160,950
Assets held for sale including discontinued operations	540,123	461,652
Total assets	$2,834,498	$2,778,496

LIABILITIES
Loss and loss adjustment expense reserves	$849,975	$897,368
Unearned premiums	242,341	215,316
Insurance and reinsurance balances payable	104,266	75,433
Payable for investments purchased	44,781	6,255
Long term debt	251,088	250,575
Other liabilities	52,702	54,059
Liabilities of discontinued operations	441,409	472,957
Total liabilities	1,986,562	1,971,963

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued (2012 - 84,464,259; 2011 - 84,464,259) and outstanding (2012 - 71,058,922; 2011 - 70,167,142)	845	845
Common shares held in treasury, at cost (2012 - 13,405,337; 2011 - 14,297,117)	(150,202)	(160,448)
Additional paid-in capital	859,327	872,819
Accumulated other comprehensive loss	(8,255)	(12,584)
Retained earnings	127,601	88,416
Total Flagstone shareholders' equity	829,316	789,048
Noncontrolling interest in subsidiaries	18,620	17,485
Total equity	847,936	806,533
Total liabilities and equity	$2,834,498	$2,778,496

Unaudited Consolidated Condensed Statements of Operations and Comprehensive Income (Loss)
For the three months ended March 31, 2012 and 2011
(Expressed in thousands of U.S. dollars, except share and per share data)

	For the three months ended March 31,
	2012	2011

REVENUES
Gross premiums written	$170,228	$352,675
Premiums ceded	(84,899)	(118,750)
Net premiums written	85,329	233,925
Change in net unearned premiums	28,416	(32,872)
Net premiums earned	113,745	201,053
Net investment income	5,067	9,198
Net realized and unrealized gains - investments	18,103	10,771
Net realized and unrealized gains (losses) - other	6,383	(690)
Other income	2,811	1,132
Total revenues	146,109	221,464

EXPENSES
Loss and loss adjustment expenses	66,449	302,999
Acquisition costs	22,653	38,071
General and administrative expenses	21,860	16,075
Interest expense	2,958	2,850
Net foreign exchange losses	4,231	9,603
Total expenses	118,151	369,598
Income (loss) from continuing operations before income taxes and interest in earnings of equity investments	27,958	(148,134)
(Provision) recovery for income tax	(128)	246
Interest in earnings of equity investments	18	(285)
Income (loss) from continuing operations	27,848	(148,173)
Income (loss) from discontinued operations, net of taxes	12,472	(12,223)
Net income (loss)	40,320	(160,396)
Less: Income attributable to noncontrolling interest	(1,135)	(824)
NET INCOME (LOSS) ATTRIBUTABLE TO FLAGSTONE	$39,185	$(161,220)

Net income (loss)	$40,320	$(160,396)
Change in currency translation adjustment	4,537	2,877
Change in defined benefit pension plan obligation	(208)	-
Comprehensive income (loss)	44,649	(157,519)
Less: Comprehensive income attributable to noncontrolling interest	(1,135)	(824)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO FLAGSTONE	$43,514	$(158,343)

Weighted average common shares outstanding—Basic	70,678,937	69,351,852
Weighted average common shares outstanding—Diluted	71,156,700	69,351,852
Income (loss) from continuing operations per common share—Basic	$0.38	$(2.15)
Income (loss) from discontinued operations per common share—Basic	$0.17	$(0.17)
Net income (loss) attributable to Flagstone per common share—Basic	$0.55	$(2.32)
Income (loss) from continuing operations per common share—Diluted	$0.38	$(2.15)
Income (loss) from discontinued operations per common share—Diluted	$0.17	$(0.17)
Net income (loss) attributable to Flagstone per common share—Diluted	$0.55	$(2.32)
Distributions declared per common share	$0.04	$0.04

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. Federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: the ongoing impact on our business of our net loss in 2011 and our inability to return to profitability in a timely manner, if at all; the failure to consummate the divestiture of our former Lloyd’s reportable segment described above on acceptable terms or at all, and the timing of the Lloyd’s divestiture; the amount of costs, fees, expenses, indemnification obligations, purchase price adjustments and charges related to the divestitures and realignment initiatives described above; the possibility that the benefits anticipated from the divestitures and realignment initiatives described above will not be fully realized, or the timing thereof; the failure to successfully implement the Company’s business strategy despite the completion of the divestitures and realignment initiatives described above; the size and timing of any charges associated with the initiatives described above; market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the impact of the agencies’ ongoing review of our financial strength ratings and the consequences to our business of this review and sustained negative outlook or any downgrade; our ability to raise capital on favorable terms or at all; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts in which the deposit premium is not specified; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, and our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; our exposure to many different counterparties in the financial service industry, and the related credit risk of counterparty default; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our need for financial flexibility to maintain our current level of business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the insurance and reinsurance industries; declining demand due to increased retentions by cedents and other factors; our ability to continue to implement our expense reduction initiatives; the impact of terrorist activities on the economy; and rating agency policies and practices, particularly related to the duration a company may remain on negative outlook without further ratings action.

On March 20, 2011, Moody’s Investors Service placed the financial strength rating of the Company and its principal subsidiary, Flagstone Suisse, under review. On July 29, 2011, Moody’s Investor Services indicated that they have decided to extend their review for possible downgrade in order to continue to evaluate the steps taken by the Company to reduce risk and the extent of further planned changes. On December 19, 2011, Moody’s Investor Services confirmed Flagstone Suisse’s financial strength rating of A3, confirmed that the outlook is negative and removed the ratings from under review. On March 31, 2011, Fitch Ratings re-affirmed the A- insurer financial strength of Flagstone Suisse and revised its outlook to negative. On March 1, 2012, Fitch Ratings placed the financial strength ratings of the Company’s and its subsidiaries on rating watch negative following Fitch’s normal periodic review. Fitch noted that the Company suffered a high level of underwriting losses in 2011 that led to a steep decline in shareholders’ equity (30%) that was significantly greater than comparably rated peers. Fitch’s concern was further heightened by the Company’s modest size which presents the possibility that further capital erosion could compromise the Company’s competitive viability. Fitch anticipates resolving the rating watch in the second half of 2012 when the outcome of steps that the Company has taken, or is expected to take in the near term, to improve its financial profile and operating performance, will become more evident. Upon resolution of the rating watch, Fitch’s expectation is that the Company’s ratings will either be downgraded one notch or affirmed at their current levels. On April 12, 2011, A.M. Best Co. re-affirmed the A- financial strength rating of Flagstone Suisse and revised its outlook to negative. On October 24, 2011, A.M. Best Co. commented that the Company’s financial strength rating of A- (Excellent) is unchanged following the restructuring announcement and also noted that the outlook for the Company’s financial strength rating remains negative. On April 4, 2012, after the Company announced that it had entered into definitive agreements for the sale of its Lloyd’s business and Island Heritage, A.M. Best Co. commented that the Company’s financial strength rating of A- (Excellent) remains unchanged and also noted that the outlook for the Company’s financial strength rating remains negative. Currently, the majority of Flagstone Suisse reinsurance contracts permit cancellation if our financial strength rating is downgraded below A- by A.M. Best Co.  Resolution of the negative outlook is dependent on our ability to generate a reasonable and sustainable level of profitability, reduce our dependence on retrocessional support, bring our risk appetite in line with our available capital, continuation of our expense reduction initiatives and, most importantly, improving our overall financial flexibility.  We are working to successfully address each of these items.  A downgrade or sustained negative outlook by any rating organization could result in a significant reduction in the number of reinsurance contracts we write and in a substantial loss of business as our customers, and brokers that place such business, move to other competitors with higher financial strength ratings, as well as resulting in negative consequences for our results of operations, cash flows, competitive position and business prospects.  Although we regularly provide financial and other information to rating agencies to both maintain and enhance existing financial strength ratings, we cannot assure that our financial strength ratings will not remain on negative outlook or be downgraded in the future by any of these agencies.

We seek to maintain a prudent amount of capital for our business and maintain our overall financial flexibility. When assessing our financial position and potential capital needs, we consider, among other things, the low investment returns environment, our recent and potential net exposure to losses associated with catastrophic events, the amount of and changes in our reserves, underwriting opportunities and market conditions. We may decide to raise additional capital in the future to continue and/or invest in our existing businesses or write new business, although any such decision will be dependent on then-existing market and other conditions.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the SEC.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. Federal securities laws.  Readers are cautioned not to place undue reliance on these forward-looking statements, which are subject to significant uncertainties and speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the U.S. GAAP financial measures set forth in this Press Release, we have presented “basic book value per common share”, “diluted book value per common share” and “operating income”, which are non-GAAP financial measures.  Management uses growth in diluted book value per common share as a prime measure of the value the Company is generating for its common shareholders, as management believes that growth in the Company’s diluted book value per common share ultimately translates into growth in the Company’s stock price.

Basic book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.  Diluted book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the warrant, performance share units (“PSUs”) and restricted share units (“RSUs”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per common share.  A warrant was anti-dilutive and was excluded from the calculation of diluted book value per common share as at March 31, 2012 and December 31, 2011.

Operating income is defined as income (loss) from continuing operations adjusted for net realized and unrealized (losses) gains – investments, net realized and unrealized (losses) gains – other, net foreign exchange (gains) losses, and non-recurring items.

While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. Basic book value per common share does not reflect the number of common shares that may be issued upon vesting or exercise of dilutive securities. On the other hand, by giving effect to dilutive securities, diluted book value per common share takes into account common share equivalents and not just the number of common shares actually outstanding. These non-GAAP financial measures are not prepared in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles, are not reported by all of our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. In light of these limitations, we use these non-GAAP financial measures only as supplements to GAAP financial measures and provide a reconciliation of the non-GAAP financial measures to their most comparable GAAP financial measures.

Book Value Per Common Share (unaudited)
As at March 31, 2012 and December 31, 2011
(Expressed in thousands of U.S. dollars, except share and per share data)

	As at
	March 31, 2012	December 31, 2011

Flagstone shareholders' equity	$829,316	$789,048
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone shareholders' equity	$829,316	$789,048

Cumulative distributions paid per outstanding common share	$0.76	$0.72

Common shares outstanding - end of period	71,058,922	70,167,142
Vested RSUs	293,565	233,709
Total common shares outstanding - end of period	71,352,487	70,400,851

Potential shares to be issued:
PSUs expected to vest	1,016,050	1,676,125
RSUs outstanding	260,050	290,470
Conversion of warrant (2)	-	-
Common shares outstanding - diluted	72,628,587	72,367,446

Basic book value per common share	$11.62	$11.21

Diluted book value per common share	$11.42	$10.90

Basic book value per common share plus accumulated distributions	$12.38	$11.93

Diluted book value per common share plus accumulated distributions	$12.18	$11.62

Distributions per common share paid during the period	$0.04	$0.16

(1)No proceeds due when exercised
(2)Below strike price - not dilutive

Operating Income (Loss) (unaudited)
For the three months ended March 31, 2012 and 2011
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended March 31,
	2012	2011

Income (loss) from continuing operations	$27,848	$(148,173)

Adjustments for:
Net realized and unrealized gains - investments	(18,103)	(10,771)
Net realized and unrealized (gains) losses - other	(6,383)	690
Net foreign exchange gains	4,231	9,603

Net operating income (loss)	$7,593	$(148,651)

Average Flagstone shareholders' equity	$809,182	$1,051,763

Annualized net operating return on average Flagstone shareholders' equity	3.8%	(56.5)%